Exhibit 5.1
Holland & Knight LLP
701 Brickell Avenue
Miami, FL 33131
February 22, 2007
Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, FL 33126
Ladies and Gentlemen:
          We have acted as counsel for Burger King Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), relating to the public offering (the “Offering”) of up to 1,150,000 shares of the Company’s Common Stock, $.01 par value (the “Shares”), including 150,000 shares purchasable by the underwriters upon exercise of their over-allotment option, by private equity funds controlled by Texas Pacific Group, the Goldman Sachs Funds and Bain Capital Partners, and certain charities that may receive shares of common stock from Bain Capital Partners or its affiliates (collectively, the “Selling Stockholders”).
          The Shares being registered pursuant to the Registration Statement are in addition to the 23,000,000 shares registered pursuant to the Company’s registration statement on Form S-1, Registration No. 333-140440 (the “Prior Registration Statement”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act and is in addition to our opinion filed as Exhibit 5.1 to the Prior Registration Statement.
          In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws; (2) resolutions of the Company’s board of directors authorizing the registration of the Shares to be sold and related matters; (3) the Registration Statement and exhibits thereto; and (4) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to various questions of fact material to the opinions expressed below, we have relied solely on the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

          Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
Sincerely,
/s/ HOLLAND & KNIGHT LLP
HOLLAND & KNIGHT LLP